Exhibit 23.2

Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

We have issued our reports dated March 28, 2008 with respect to the consolidated financial statements of EP MedSystems, Inc. and with respect to the schedule included on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Regstration Statement on Form  S-4/A of St. Jude Medical, Inc. We consent to the incorporation by reference in the Regstration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

Philadelphia, Pennsylvania	/s/ Grant Thornton LLP
June 3, 2008	GRANT THORNTON LLP